Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

 We consent to the incorporation by reference in the Registration Statements of Enzo Biochem, Inc. and Subsidiaries on Form S-3 (No. 333-220312) and Form S-8 (Nos. 333-87153, 033-88826, 333-89308, 333-123712, 333-172127, 333-197028, 333-226799, 333-236958 and 333-252159) of our report dated October 12, 2021, on our audits of the consolidated financial statements and financial statement schedule as of July 31, 2021 and 2020 and for each of the years in the three-year period ended July 31, 2021, which report is included in this Annual Report on Form 10-K to be filed on or about October 12, 2021.

/s/ EisnerAmper LLP

EISNERAMPER LLP

New York, New York

October 12, 2021